Exhibit 21.1

Subsidiaries of the Registrant

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation
Ocean City Home Bank	100%	United States
Ocean Shore Capital Trust I	100%	Delaware
Seashore Financial Services, LLC(1)	100%	New Jersey

(1)	Wholly owned subsidiary of Ocean City Home Bank